[Execution copy]

                          AMBAC ASSURANCE CORPORATION,
                               as Policy Provider,






                           CONTINENTAL AIRLINES, INC.






                                       and


                            WILMINGTON TRUST COMPANY,
        not in its individual capacity but solely as Subordination Agent






                        INSURANCE AND INDEMNITY AGREEMENT





                           CONTINENTAL AIRLINES, INC.

                           PASS THROUGH CERTIFICATES,
                       SERIES 2002-G-1 and SERIES 2002-G-2






                           Dated as of March 25, 2002

            (This Table of Contents is for convenience of reference only and shall not be deemed to be part of this Insurance Agreement. All capitalized terms used in this Insurance Agreement and not otherwise defined shall have the meanings set forth in Article I of this Insurance Agreement.)

                                TABLE OF CONTENTS

                                                                            PAGE


                                    ARTICLE I

                                   DEFINITIONS

Section 1.01      Defined Terms................................................2
Section 1.02      Other Definitional Provisions................................7
Section 1.03      Negotiated Document..........................................7

                                   ARTICLE II

                    REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 2.01      Representations and Warranties of Continental................8
Section 2.02      Covenants of Continental....................................10
Section 2.03      Representations, Warranties and Covenants of WTC and
                  Subordination Agent.........................................12
Section 2.04      Representations, Warranties and Covenants of the
                  Policy Provider.............................................12

                                   ARTICLE III

                  THE POLICIES; REIMBURSEMENT; INDEMNIFICATION

Section 3.01      Issuance of the Policies....................................14
Section 3.02      Payment of Fees and Premium.................................16
Section 3.03      Reimbursement Obligation....................................17
Section 3.04      Indemnification.............................................18
Section 3.05      Procedure for Payment of Fees and Premiums..................18
Section 3.06      Late Payments...............................................19

                                   ARTICLE IV

                               FURTHER AGREEMENTS

Section 4.01      Effective Date; Term of the Insurance Agreement.............19
Section 4.02      Further Assurances and Corrective Instruments...............19
Section 4.03      Obligations Absolute........................................19
Section 4.04      Assignments; Reinsurance; Third-Party Rights................21
Section 4.05      Liability of the Policy Provider............................21

                                    ARTICLE V

                                  MISCELLANEOUS

Section 5.01      Amendments, Etc.............................................22
Section 5.02      Notices.....................................................22
Section 5.03      Severability................................................23
Section 5.04      Governing Law...............................................23
Section 5.05      Consent to Jurisdiction.....................................23
Section 5.06      Consent of Policy Provider..................................24
Section 5.07      Counterparts................................................24
Section 5.08      Headings....................................................24
Section 5.09      Trial by Jury Waived........................................24
Section 5.10      Limited Liability...........................................24
Section 5.11      Entire Agreement............................................25

            INSURANCE AND INDEMNITY AGREEMENT (as may be amended, modified or supplemented from time to time, this "Insurance Agreement"), dated as of March 25, 2002, by and among AMBAC ASSURANCE CORPORATION, as Policy Provider (the "Policy Provider"), CONTINENTAL AIRLINES, INC. ("Continental") and WILMINGTON TRUST COMPANY, not in its individual capacity but solely as Subordination Agent (the "Subordination Agent").

                              W I T N E S S E T H :

            WHEREAS, Continental intends to finance (or refinance) the acquisition of up to seven Aircraft through separate secured loan Transactions in which Continental will own the Aircraft;

            WHEREAS, in the case of each Aircraft, Continental will issue pursuant to an Indenture, on a recourse basis, three or more series of Equipment Notes to finance a portion of the purchase price of such Aircraft;

            WHEREAS, WTC, not in its individual capacity but as Trustee under each of the Class G-1 Trust Agreement and Class G-2 Trust Agreement, will create the Class G-1 Trust and Class G-2 Trust, which will acquire the Series G-1 Equipment Notes and Series G-2 Equipment Notes, respectively, under the Note Purchase Agreement;

            WHEREAS, (i) Landesbank Hessen-Thuringen Girozentrale, as Primary Liquidity Provider, has entered into two Primary Liquidity Facilities, one each for the benefit of the Class G-1 Certificateholders and Class G-2 Certificateholders (together, the "Class G Certificateholders") with WTC, as the Subordination Agent, as agent and Trustee for the applicable Trust, and (ii) Merrill Lynch Capital Services, Inc., as Class G-1 Above-Cap Liquidity Provider, has entered into an irrevocable interest rate cap agreement for the benefit of the Class G-1 Certificateholders with WTC, as the Subordination Agent, as agent and Trustee of the Class G-1 Trust and (iii) WTC, as Trustee of each Trust, the Primary Liquidity Provider, the Class G-1 Above-Cap Liquidity Provider, Policy Provider and the Subordination Agent have entered into the Intercreditor Agreement;

            WHEREAS, pursuant to the Class G-1 Trust Agreement and Class G-2 Trust Agreement (together, the "Class G Trust Agreements"), the Class G-1 Trust and Class G-2 Trust have been created to facilitate the sale of the Class G-1 Certificates and Class G-2 Certificates (together, the "Class G Certificates");

                  WHEREAS, the Policy Provider has issued the Class G-1 Policy in respect of the Class G-1 Certificates and the Class G-2 Policy in respect of the Class G-2 Certificates, pursuant to which it has agreed to guarantee the payment of interest to the Subordination Agent for the benefit of the Class G-1 Trustee and Class G-1 Certificateholders, on the one hand, and the Class G-2 Trustee and Class G-2 Certificateholders, on the other hand, and the payment of principal of the Class G-1 Certificates and the Class G-2 Certificates on the Final Legal Distribution Date and as otherwise provided herein;

            WHEREAS, the Policy Provider shall be paid the Premium as set forth herein; and

            WHEREAS, each of Continental and the Subordination Agent has agreed to undertake certain obligations in consideration for the Policy Provider's issuance of the Policies.


            NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

            SECTION 1.01 DEFINED TERMS. Unless the context clearly requires otherwise, all capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Intercreditor Agreement or, if not defined therein, in the Policies described below. For purposes of this Insurance Agreement, the following terms shall have the following meanings:

            "ACT" means Part A of subtitle VII of Title 49, United States Code.

            "AIRCRAFT" means any aircraft which is or will be part of the Collateral.

            "AIRCRAFT DOCUMENT" means all technical data, manuals, and log books, and all inspection, modification, and overhaul records and other service, repair, maintenance, and technical records that the relevant Aviation Authority requires be maintained with respect to the Aircraft, including all required additions, renewals, revisions, and replacements of any such materials required by the relevant Aviation Authority Regulations, in each case in whatever form and by whatever means or medium (including microfiche, microfilm, paper, or computer disk) such materials are maintained or retained by or on behalf of Continental (provided, that all such materials shall be maintained in the English language).

            "AIRFRAME" means any airframe which is or will be part of the Collateral.

            "APPRAISED VALUE" means the Appraised Value of an Aircraft as set forth in the Offering Document under the heading "Description of the Aircraft and the Appraisals - The Appraisals."

            "AVIATION AUTHORITY" means the FAA or, if the Aircraft is registered with any other Government Entity in accordance with the applicable Participation Agreement, such other Government Entity.

            "BANKRUPTCY CODE" means the United States Bankruptcy Code, 11 U.S.C.
Section 101 et seq.

            "CITIZEN OF THE UNITED STATES" is defined in Section 40102(a)(15) of the Act and in the FAA Regulations.

            "CLASS G-1 POLICY" means the Certificate Guaranty Insurance Policy No. AB0542BE, together with all endorsements thereto, issued by the Policy Provider in favor of the Subordination Agent for the benefit of the Class G-1 Certificateholders and the Class G-1 Primary Liquidity Provider to the extent provided therein.

            "CLASS G-2 POLICY" means the Certificate Guaranty Insurance Policy No. AB0543BE, together with all endorsements thereto, issued by the Policy Provider in favor of the Subordination Agent for the benefit of the Class G-2 Certificateholders and the Class G-2 Primary Liquidity Provider to the extent provided therein.

            "CLASS G-1 POLICY FEE LETTER" means the fee letter, dated as of March 25, 2002, between the Policy Provider and Continental setting forth the Premium in respect of the Class G-1 Certificates and certain other amounts payable in respect of the Class G-1 Policy.

            "CLASS G-2 POLICY FEE LETTER" means the fee letter, dated as of March 25, 2002, between the Policy Provider and Continental setting forth the Premium in respect of the Class G-2 Certificates and certain other amounts payable in respect of the Class G-2 Policy.

            "COLLATERAL" means the "Collateral" as defined or to be defined in any Indenture with respect to an Aircraft.

            "DELIVERY DATE" means with respect to each Participation Agreement, the "Closing Date" as defined or to be defined in each such Participation Agreement.

            "DEPOSITORY INFORMATION" means the information pertaining to the Depository under the caption "Description of the Deposit Agreements-Depository" in the Offering Document.

            "DEPRECIATED AIRCRAFT VALUE" means the initial Appraised Value of each Aircraft, as reduced by 3% of the initial Appraised Value of such Aircraft per annum on each anniversary date of the initial delivery of such Aircraft to Continental.

            "ENGINE" means any engine which is or will be part of the Collateral.

            "EXPENSES" means any and all liabilities, obligations, losses, damages, settlements, penalties, claims, actions, suits, costs, expenses and disbursements (including, without limitation, reasonable fees and disbursements of legal counsel, accountants, appraisers, inspectors or other professionals, and costs of investigation).

            "EVENT OF LOSS" means any Event of Loss defined or to be defined in any Indenture.

            "FAA" means the Federal Aviation Administration of the United States of America or any Government Entity succeeding to the functions of the Federal Aviation Administration.

            "FAA FILED DOCUMENTS" with respect to each Aircraft has the meaning given to such term in the related Indenture.

            "FAA REGULATIONS" with respect to each Aircraft has the meaning given to the term in the related Indenture.

            "FINAL LEGAL DISTRIBUTION DATE" means February 15, 2013 with respect to the Class G-1 Certificates and August 15, 2013 with respect to the Class G-2 Certificates.

            "FINANCING STATEMENTS" means collectively, UCC-1 (and, where appropriate, UCC-3) financing statements covering in respect of each Aircraft, the related Collateral, showing Mortgagee as secured party, for filing in Delaware and each other jurisdiction in which such filing is made on or before the related Delivery Date.

            "GAAP" means generally accepted accounting principles as set forth in the statements of financial accounting standards issued by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants, as such principles may at any time or from time to time be varied by any applicable financial accounting rules or regulations issued by the SEC and, with respect to any Person, shall mean such principles applied on a basis consistent with prior periods except as may be disclosed in such Person's financial statements.

            "GOVERNMENT ENTITY" means (i) any federal, state, provincial, local, municipal or similar government, and any body, board, department, commission, court, tribunal, authority, agency or other instrumentality of any such government or otherwise exercising any executive, legislative, judicial, administrative or regulatory functions of such government or (ii) any other government entity having jurisdiction over any matter contemplated by the Operative Agreements or relating to the observance or performance of the obligations of any of the parties to the Operative Agreements.

            "HOLDER" has the meaning given such term in the Policies.

            "INSURANCE AGREEMENT" has the meaning given such term in the initial paragraph hereof.

            "INTERCREDITOR AGREEMENT" means the Intercreditor Agreement (2002-1), dated as the date hereof, by and among WTC, as Trustee under each of the Trusts, the Primary Liquidity Provider, the Class G-1 Above-Cap Liquidity Provider, the Policy Provider and the Subordination Agent.

            "INVESTMENT COMPANY ACT" means the Investment Company Act of 1940, including, unless the context otherwise requires, the rules and regulations thereunder, as amended from time to time.

            "LATE PAYMENT RATE" shall mean with respect to any period, a rate per annum equal to LIBOR (as determined pursuant to the Reference Agency Agreement) plus 2%.

            "LAW" means (i) any constitution, treaty, statute, law, decree, regulation, order, rule or directive of any Government Entity, and (ii) any judicial or administrative interpretation or application of, or decision under, any of the foregoing.

            "LIEN" means any mortgage, pledge, lien, charge, encumbrance or security interest affecting the title to or any interest in property.

            "MATERIAL ADVERSE CHANGE" means, in respect of any Person as at any date, a material adverse change in the ability of such Person to perform its obligations under any of the Operative Agreements to which it is a party as of such date, or any material adverse change in the business, financial condition or results of operations of such Person on a consolidated basis with its subsidiaries.

            "MOODY'S" means Moody's Investors Service, Inc., and any successor thereto.

            "MORTGAGEE" with respect to each Aircraft means WTC in its capacity as Mortgagee under the related Indenture.

            "OFFER DATE" means March 11, 2002.

            "OFFERING DOCUMENT" means the prospectus, dated August 23, 2001, including all documents incorporated therein by reference, as supplemented by the final prospectus supplement, dated March 11, 2002, relating to the offering of the Class G Certificates, as amended and supplemented. "OPERATIVE AGREEMENTS" means this Insurance Agreement, the Intercreditor Agreement, each Participation Agreement, the Note Purchase Agreement, each Indenture, the Series G-1 Equipment Notes, the Series G-2 Equipment Notes, the Class G Certificates, the Liquidity Facilities, the Class G Trust Agreements, the Underwriting Agreement, the Policies and the Policy Fee Letters, together with all exhibits and schedules included with any of the foregoing.

            "PERSON" means an individual, joint stock company, trust, unincorporated association, joint venture, limited liability company, corporation, business or owner trust, partnership or other organization or entity (whether governmental or private).

            "POLICIES" means the Class G-1 Policy and Class G-2 Policy.

            "POLICY FEE LETTERS" means the Class G-1 Policy Fee Letter and Class G-2 Policy Fee Letter.

            "POLICY PROVIDER" means Ambac Assurance Corporation, or any successor thereto, as issuer of the Policies.

            "POLICY PROVIDER INFORMATION" means the information set forth (or incorporated by reference) under the caption "Description of the Policy Provider" in the Offering Document.

            "PREMIUM" means the premium payable in respect of the Policies on the Closing Date and on each Semi-Annual Distribution Date thereafter in an amount equal to 1/2 of the product of (i) the Premium Percentage and (ii) with respect to the payment to be made on the Closing Date, the Pool Balance of the Class G Certificates on the Closing Date, or with respect to the payments to be made on each Semi-Annual Distribution Date, the Pool Balance of the Class G Certificates on such Semi-Annual Distribution Date after giving effect to any distributions to be made on such Semi-Annual Distribution Date; PROVIDED, HOWEVER, the Premium payable on the Closing Date shall be pro rated from the Closing Date to the first Semi-Annual Distribution Date (based upon a 360 day year of twelve 30 day months).

            "PREMIUM PERCENTAGE" shall have the meaning set forth in the Policy Fee Letters.

            "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

            "SEC" means the Securities and Exchange Commission of the United States of America, or any successor thereto.

            "SECTION 1110" means 11 U.S.C. ss.1110 of the Bankruptcy Code or any successor or analogous section of the federal bankruptcy law in effect from time to time.

            "SECURITIES ACT" means the Securities Act of 1933, including, unless the context otherwise requires, the rules and regulations thereunder, as amended from time to time.

            "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, including, unless the context otherwise requires, the rules and regulations thereunder, as amended from time to time.

            "SECURITY" means a "security" as defined in Section 2(a)(1) of the Securities Act.

            "SEMI-ANNUAL DISTRIBUTION DATE" means each February 15 and August 15 Regular Distribution Date.

            "SERIES G-1 EQUIPMENT NOTES" means the Series G-1 Equipment Notes issued pursuant to any Indenture by Continental, and authenticated by the Mortgagee thereunder, and any Equipment Notes issued in exchange therefor or replacement thereof pursuant to the terms of such Indenture.

            "SERIES G-2 EQUIPMENT NOTES" means the Series G-2 Equipment Notes issued pursuant to any Indenture by Continental, and authenticated by the Mortgagee thereunder, and any Equipment Notes issued in exchange therefor or replacement thereof pursuant to the terms of such Indenture.

            "TAXING AUTHORITY" means any federal, state, or local government or other taxing authority in the United States or its possessions, any foreign government or political subdivision or taxing authority thereof, any international taxing authority, or any territory or possession of the United States or taxing authority thereof.

            "TRANSACTIONS" means the transactions contemplated by the Operative Agreements.

            "UCC" means the Uniform Commercial Code as in effect in any applicable jurisdiction.

            "UNDERWRITERS" means Credit Suisse First Boston Corporation, Salomon Smith Barney Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated.

            "UNDERWRITERS INFORMATION" means the information provided by the Underwriters in writing specifically for inclusion in the Offering Document, as revised from time to time, and as included in such Offering Document.

            "UNDERWRITING AGREEMENT" means the Underwriting Agreement, dated March 11, 2002, among the Underwriters, the Depositary and Continental, as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

            "U.S. AIR CARRIER" means any United States air carrier that is a Citizen of the United States holding an air carrier operating certificate pursuant to the Act for aircraft capable of carrying 10 or more individuals or 6000 pounds or more of cargo, and as to which there is in force an air carrier operating certificate issued pursuant to Part 121 of the FAA Regulations, or which may operate as an air carrier by certification or otherwise under any successor or substitute provisions therefor or in the absence thereof.

            "WTC" means Wilmington Trust Company, a Delaware banking corporation.

            SECTION 1.02 OTHER DEFINITIONAL PROVISIONS. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Insurance Agreement shall refer to this Insurance Agreement as a whole and not to any particular provision of this Insurance Agreement. Section, subsection, Schedule and Exhibit references are to this Insurance Agreement unless otherwise specified. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The words "include" and "including" shall be deemed to be followed by the phrase "without limitation."

            SECTION 1.03 NEGOTIATED DOCUMENT. This Insurance Agreement is the result of negotiations among and has been reviewed by the parties hereto and their respective counsel. Accordingly, this Insurance Agreement shall be deemed to be the product of all parties hereto, and no ambiguity shall be construed in favor of or against any such party on the grounds that a particular party was the drafter or author of this Insurance Agreement or any part thereof. Accordingly, in any dispute concerning the meaning of the Insurance Agreement, or any term or condition hereof, such dispute shall be resolved without reference to the doctrine of CONTRA PROFERENTEM or any related or similar doctrine.

                                   ARTICLE II

                    REPRESENTATIONS, WARRANTIES AND COVENANTS

            SECTION 2.01 REPRESENTATIONS AND WARRANTIES OF CONTINENTAL. Continental represents and warrants as of the Closing Date as follows:

            (a) ORGANIZATION; QUALIFICATION. Continental is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to conduct its business in which it is currently engaged and to own or hold under lease its properties and to enter into and perform its obligations under the Operative Agreements to which it is a party as of such date. Continental is duly qualified to do business as a foreign corporation in good standing in each jurisdiction in which the nature and extent of the business conducted by it, or the ownership of its properties, requires such qualification, except where the failure to be so qualified would not give rise to a Material Adverse Change to Continental.

            (b) CORPORATE AUTHORIZATION. Continental has taken, or caused to be taken, all necessary corporate action (including, without limitation, the obtaining of any consent or approval of stockholders required by its certificate of incorporation or by-laws) to authorize the execution and delivery of each of the Operative Agreements to which it is a party as of such date, and the performance of its obligations thereunder.

            (c) NO VIOLATION. The execution and delivery by Continental of the Operative Agreements to which it is a party as of such date, the performance by Continental of its obligations thereunder and the consummation by Continental of the Transactions contemplated thereby, do not and will not (a) violate any provision of the certificate of incorporation or by-laws of Continental, (b) violate any law, regulation, rule or order applicable to or binding on Continental or (c) violate or constitute any default under (other than any violation or default that would not result in a Material Adverse Change to Continental), or result in the creation of any Lien (other than as permitted under the related Indenture) upon the Aircraft under, any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, lease, loan or other material agreement, instrument or document to which Continental is a party or by which it or any of its properties is bound.

            (d) APPROVALS. The execution and delivery by Continental of the Operative Agreements to which it is a party as of such date, the performance by Continental of its respective obligations thereunder and the consummation by Continental of the Transactions contemplated thereby do not and will not require the consent or approval of, or the giving of notice to, or the registration with, or the recording or filing of any documents with, or the taking of any other action in respect of, (a) any trustee or other creditor of Continental and
(b) any Government Entity, other than the filing of (w) the FAA Filed Documents and the Financing Statements (and continuation statements periodically), (x) filings, recordings, notices or other ministerial actions pursuant to any routine recording, contractual or regulatory requirements applicable to it, (y) filings, recordings, notices or other actions contemplated by the Operative Agreements in connection with the subleasing or reregistration of the Aircraft and (z) filings, recordings, notices or other actions relating to the Securities Act or state securities laws.

            (e) VALID AND BINDING AGREEMENTS. The Operative Agreements executed and delivered by Continental on or prior to such date have been duly executed and delivered by Continental and, assuming the due authorization, execution and delivery thereof by the other party or parties thereto, constitute the legal, valid and binding obligations of Continental and are enforceable against Continental in accordance with the respective terms thereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting the rights of creditors generally and general principles of equity, whether considered in a proceeding at law or in equity and subject to principles of public policy limiting the right to enforce the indemnification and contribution provisions contained herein, insofar as such provisions relate to indemnification or contribution for liabilities arising under federal securities laws.

            (f) LITIGATION. Except as set forth in the Offering Document, the most recent Annual Report on Form 10-K, as amended, of Continental filed with the SEC on or prior to the Closing Date, or in any Quarterly Report on Form 10-Q or Current Report on Form 8-K filed by Continental with the SEC subsequent to such Form 10-K, no action, claim or proceeding is now pending or, to the actual knowledge of Continental, threatened against Continental before any court, governmental body, arbitration board, tribunal or administrative agency, which is reasonably likely to be determined adversely to Continental and if determined adversely to Continental is reasonably likely to result in a Material Adverse Change to Continental.

            (g) FINANCIAL CONDITION. The audited consolidated balance sheet of Continental as of December 31, 2001 included in Continental's Annual Report for the fiscal year ending December 31, 2001 on Form 10-K, as amended, filed by Continental with the SEC, and the related consolidated statements of operations and cash flows for the fiscal year then ended, have been prepared in conformity with GAAP and present fairly in all material respects the consolidated financial condition of Continental and its consolidated subsidiaries as of such dates and their consolidated results of operations and cash flows for such periods. Since December 31, 2001, there has been no material adverse change in the financial condition or operations of Continental, except as disclosed in the Offering Document, the foregoing SEC filings or any Current Report on Form 8-K filed by Continental with the SEC since December 31, 2001.

            (h) REGISTRATION AND RECORDATION. In the case of each Aircraft, except for (a) the registration of such Aircraft with the FAA pursuant to the Act in the name of Continental, (b) the filing for recordation (and recordation) of the FAA Filed Documents with respect to such Aircraft, (c) the filing of the Financing Statements (and continuation statements relating thereto at periodic intervals) with respect to such Aircraft, and (d) the affixation of the nameplates referred to in Section 4.02(f) of the Indenture with respect to such Aircraft at the Delivery Date with respect to such Aircraft, no further action, including any filing or recording of any document (including any financing statement in respect thereof under Article 9 of the UCC), is necessary in order to establish and perfect the Mortgagee's perfected security interest in such Aircraft (subject only to Permitted Liens as defined in the related Indenture), as against Continental and any other Person, in each case, in any applicable jurisdiction in the United States.

            (i) NO DEFAULT. No event exists that, in respect of any Aircraft delivered on the date hereof, constitutes an Event of Default (as defined in the Indenture for such Aircraft).

            (j) NO EVENT OF LOSS. No Event of Loss has occurred with respect to any Airframe or any Engine which is Collateral under any Indenture executed on the date hereof, and to the actual knowledge of Continental, no circumstance, condition, act or event has occurred that, with the giving of notice or lapse of time or both gives rise to or constitutes an Event of Loss with respect to such Airframe or any such Engine.

            (k) COMPLIANCE WITH LAWS.

                  (a) Continental is a Citizen of the United States and a U.S.
            Air Carrier.

                  (b) Continental holds all licenses, permits and franchises from the appropriate Government Entities necessary to authorize Continental to lawfully engage in air transportation and to carry on scheduled commercial passenger service as currently conducted, except where the failure to so hold any such license, permit or franchise would not give rise to a Material Adverse Change to Continental.

                  (c) Continental is not an "investment company" or a company controlled by an "investment company" within the meaning of the Investment Company Act.

            (l) SECURITIES LAWS. Neither Continental nor any Person authorized to act on its behalf has directly or indirectly offered any beneficial interest or Security relating to the ownership of the Aircraft, or any of the Equipment Notes or any other interest in or security under any Indenture, for sale, to, or solicited any offer to acquire any such interest or security from, or has sold any such interest or security to, any Person in violation of the Securities Act.

            (m) OFFERING DOCUMENT. Except for the Policy Provider Information, the Depository Information and the Underwriters Information, the Offering Document on the Offer Date, and as of the Closing Date, neither contained or will contain any untrue statement of a material fact nor omitted or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (n) SECTION 1110. The Mortgagee under each Indenture will be entitled to the benefits of Section 1110 with respect to the Aircraft subject to such Indenture (as in effect on the Delivery Date for such Aircraft) in the event of a case under Chapter 11 of the Bankruptcy Code in which Continental is a debtor.

            SECTION 2.02 COVENANTS OF CONTINENTAL. Continental covenants and agrees with the Policy Provider as follows:

            (a) Without the prior written consent of the Policy Provider (which may be granted or withheld in its sole discretion), each Participation Agreement and the other Financing Agreements (as defined in the Note Purchase Agreement) to be entered into pursuant to such Participation Agreement (i) will not vary the Mandatory Economic Terms and will contain the Mandatory Document Terms in the form attached to the Note Purchase Agreement without modification in any adverse respect (without regard to the materiality thereof) as regards the interests, rights and remedies of the Policy Provider, notwithstanding the provisions in the Note Purchase Agreement permitting such modifications to be made if the effect thereof is not materially adverse to certain parties and
(iii) will not make any modification of any kind (without regard to the materiality thereof or whether such modification has any adverse effect on the interests, rights and remedies of the Policy Provider) to the terms and provisions set forth on Schedule I attached hereto.

            (b) Notwithstanding the provisions of any Indenture or any other Operative Agreement and in addition to and not in limitation of any other right which the Policy Provider may have under any other Operative Agreement, Continental agrees that the Policy Provider and its representatives may once in any 24-month period following the issuance of the Class G Certificates, at their expense, inspect any Aircraft or Aircraft Documents, and may otherwise meet with the relevant officers and managers of Continental to discuss the affairs, finances and accounts of Continental, upon reasonable request by the Policy Provider; PROVIDED that (i) each such inspection or meeting shall be conducted during times reasonably acceptable to Continental, (ii) each such inspection or meeting shall be conducted in a manner so as not to interfere with Continental 's (or any Permitted Lessee's (as defined the Indenture)) maintenance and operation of the Aircraft, (iii) the Policy Provider shall give Continental at least thirty (30) days notice of its request to inspect any Aircraft or Aircraft Documents, and (iv) any inspection of the Aircraft hereunder shall be limited to a visual, walk-around inspection, and shall not include the opening of any panels, bays, or other components of the Aircraft. Continental will reasonably cooperate with the Policy Provider in response to each such request by the Policy Provider.

            (c) Anything in the Note Purchase Agreement to the contrary notwithstanding, without the consent of the Policy Provider, Continental agrees not to utilize debt in relation to the Aircraft to be financed under the Note Purchase Agreement such that the principal amount of the Series G-1 Equipment Notes and Series G-2 Equipment Notes taken together (assuming the amortization of the Series G-1 Equipment Notes and Series G-2 Equipment Notes taken together occurs as set forth on the amortization schedule established on the Delivery Date with respect to such Series G-1 Equipment Notes and Series G-2 Equipment Notes, or, if such amortization schedule is modified thereafter by amendment of the applicable Indenture, assuming the amortization of the Series G-1 Equipment Notes and Series G-2 Equipment Notes taken together occurs as set forth on such modified amortization schedule), in aggregate or in relation to an individual Aircraft, as of each Semi-Annual Distribution Date (assuming any amortization that was scheduled on such date had been paid) referred to below, expressed as a percentage of the Depreciated Aircraft Value, in aggregate or in relation to an individual Aircraft, as of such Semi-Annual Distribution Date, would be scheduled to exceed the applicable percentage set forth in the following schedule:

              SEMI-ANNUAL           SCHEDULE A      SCHEDULE B
           DISTRIBUTION DATE

            Initial Date<F1>          52.6%           52.9%
             August 15, 2002          52.6%           52.9%
           February 15, 2003          52.6%           52.9%

------------------
* The Initial Date for an individual Aircraft is the Delivery Date of such Aircraft and the Initial Date for the aggregate of all Aircraft is the Closing Date.

             August 15, 2003          51.5%           51.8%
           February 15, 2004          52.0%           52.3%
             August 15, 2004          50.5%           50.7%
           February 15, 2005          51.0%           51.2%
             August 15, 2005          49.4%           49.7%
           February 15, 2006          49.9%           50.2%
             August 15, 2006          48.3%           48.6%
           February 15, 2007          48.8%           49.1%
             August 15, 2007          47.2%           47.4%
           February 15, 2008          47.7%           48.0%
             August 15, 2008          46.1%           46.3%
           February 15, 2009          46.6%           46.9%
             August 15, 2009          44.9%           45.2%
           February 15, 2010          45.5%           45.8%
             August 15, 2010          43.8%           44.0%
           February 15, 2011          44.4%           44.6%
             August 15, 2011          42.6%           42.8%
           February 15, 2012          42.6%           42.8%

Schedule A applies in the case of the aggregate of all Aircraft.

Schedule B applies to any individual Aircraft.

            (d) Upon request of the Policy Provider (which such request shall not exceed one time in any applicable calendar year), Continental agrees to provide to the Policy Provider the name and location of any airline that then has possession of an Engine (subject to any of the liens under any Indenture) through a pooling or interchange arrangement or otherwise.

            SECTION 2.03 REPRESENTATIONS, WARRANTIES AND COVENANTS OF WTC AND SUBORDINATION AGENT. Each of WTC and Subordination Agent represents, warrants and covenants to Continental and the Policy Provider that it shall perform and observe, in all material respects, all of its respective covenants, obligations and agreements in any Operative Agreement to which it is a party to be observed or performed by it.

            SECTION 2.04 REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE POLICY PROVIDER. The Policy Provider represents, warrants and covenants to Continental and the Subordination Agent as follows:

            (a) ORGANIZATION AND LICENSING. The Policy Provider is duly organized, validly existing and in good standing as a Wisconsin-domiciled stock insurance company, duly qualified to conduct an insurance business in every jurisdiction where qualification may be necessary to accomplish the Transactions.

            (b) CORPORATE POWER. The Policy Provider has the corporate power and authority to issue the Policies, to execute and deliver this Insurance Agreement and the other Operative Agreements to which it is a party and to perform all of its obligations hereunder and thereunder.

            (c) AUTHORIZATION; APPROVALS. All proceedings legally required for the issuance and execution, delivery and performance of the Policies and the execution, delivery and performance of this Insurance Agreement have been taken and all licenses, orders, consents or other authorizations or approvals of any Government Entity legally required for the enforceability of the Policies have been obtained; any proceedings not taken and any licenses, authorizations or approvals not obtained do not affect the enforceability of the Policies.

            (d) ENFORCEABILITY. This Insurance Agreement, the Intercreditor Agreement, the Policy Fee Letters and the Policies, when issued, will constitute, a legal, valid and binding obligation of the Policy Provider, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws affecting creditors' rights generally and to general principles of equity and subject to principles of public policy limiting the right to enforce the indemnification provisions contained herein, insofar as such provisions relate to indemnification for liabilities arising under federal securities laws.

            (e) FINANCIAL INFORMATION. (i) The consolidated financial statements of the Policy Provider and its subsidiaries as of December 31, 2000 and December 31, 1999, and for each of the years in the three-year period ended December 31, 2000, prepared in accordance with accounting principles generally accepted in the United States of America, included in the Annual Report on Form 10-K of Ambac Financial Group, Inc. (which was filed with the Commission on March 28, 2001, Commission File Number 1-10777); (ii) the unaudited consolidated financial statements of the Policy Provider and its subsidiaries as of March 31, 2001 and for the periods ending March 31, 2001 and March 31, 2000 included in the Quarterly Report on Form 10-Q of Ambac Financial Group, Inc. (which was filed with the Commission on May 15, 2001); (iii) the unaudited consolidated financial statements of the Policy Provider and its subsidiaries as of June 30, 2001 and for the periods ending June 30, 2001 and June 30, 2000 included in the Quarterly Report on Form 10-Q of Ambac Financial Group, Inc. (which was filed with the Commission on August 10, 2001); (iv) the unaudited consolidated financial statements of the Policy Provider and its subsidiaries as of September 30, 2001 for the periods ending September 30, 2001 and September 30, 2000 included in the Quarterly Report on Form 10-Q of Ambac Financial Group, Inc. (which was filed with the Commission on November 14, 2001); and (v) the Current Reports on Form 8-K filed with the Commission on January 24, 2001, March 19, 2001, July 23, 2001, September 17, 2001, September 19, 2001, October 22, 2001, December 4, 2001
and January 25, 2002, as such reports related to Ambac, fairly present in all material respects the financial condition of the Policy Provider as of such dates and for the periods covered by such statements in accordance with generally accepted accounting principles consistently applied. Since September 30, 2001, there has been no change in the financial condition or operations of the Policy Provider that would materially and adversely affect its ability to perform its obligations under the Policies.

            (f) POLICY PROVIDER INFORMATION. The Policy Provider Information is true and correct in all material respects, did not as of the Offer Date contain and will not as of the Closing Date contain any untrue statement of a material fact and did not as of the Offer Date omit and will not as of the Closing Date omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (g) NO LITIGATION. There are no actions, suits, proceedings or investigations pending or, to the best of the Policy Provider's knowledge, threatened against it at law or in equity or before or by any court, governmental agency, board or commission or any arbitrator which, if decided adversely, would materially and adversely affect its ability to perform its obligations under the Operative Agreements to which it is a party.

            (h) COMPLIANCE WITH LAW, ETC. No practice, procedure or policy employed, or proposed to be employed, by the Policy Provider in the conduct of its business violates any law, regulation, judgment, agreement, order or decree applicable to the Policy Provider that, if enforced, could result in a Material Adverse Change with respect to the Policy Provider.

            (i) NO ACCELERATION PAYMENTS. The Policy Provider shall not make any payment under the Policy except as specifically required in the definition of "Deficiency Amount" therein and in respect of any "Preference Amount" as defined in the Policy.

            (j) SECURITIES ACT. The issuance of the Policy as described in the Offering Document is exempt from registration under the Securities Act pursuant to Section 3(a)(8) thereof.

                                   ARTICLE III

                  THE POLICIES; REIMBURSEMENT; INDEMNIFICATION

            SECTION 3.01 ISSUANCE OF THE POLICIES. The Policy Provider agrees to issue the Policies on the Closing Date, subject to satisfaction of the conditions precedent set forth below on or prior to the Closing Date:

            (a) OPERATIVE AGREEMENTS. The Policy Provider shall have received a copy of (i) each of the Operative Agreements, with the exception of the Policies, required to be executed and delivered on or prior to the Closing Date, in form and substance reasonably satisfactory to the Policy Provider, duly authorized, executed and delivered by each party thereto, other than the Policy Provider, and (ii) a copy of the Offering Document;

            (b) CERTIFIED DOCUMENTS AND RESOLUTIONS. The Policy Provider shall have received (i) a copy of the certificate of incorporation and by-laws of Continental and (ii) a certificate of the Secretary or Assistant Secretary of Continental dated the Closing Date stating that attached thereto is a true, complete and correct copy of resolutions duly adopted by the Board of Directors of Continental authorizing the execution, delivery and performance by Continental of the Operative Agreements to which it is a party and the consummation of the Transactions and that such applicable organizational documents and resolutions are in full force and effect without amendment or modification on the Closing Date;

            (c) INCUMBENCY CERTIFICATE. The Policy Provider shall have received a certificate of the Secretary or an Assistant Secretary of each of Continental and the Subordination Agent certifying the names and signatures of the officers of Continental and the Subordination Agent, respectively, authorized to execute and deliver the Operative Agreements to which it is a party on or prior to the Closing Date;

            (d) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Continental and the Subordination Agent set forth in this Insurance Agreement and the other Operative Documents to which they are a party, respectively, shall be true and correct on and as of the Closing Date;

            (e) DOCUMENTATION. The Policy Provider shall have received a copy of each document, instrument, certificate and opinion delivered on or before the Closing Date pursuant to the Operative Agreements, including each opinion of counsel addressed to any of Moody's, S&P, the Trustee, Continental, the Subordination Agent and the Underwriters (except for the opinion of counsel to the Underwriters addressed only to the Underwriters), in respect of Continental and the Subordination Agent or any of the other parties to the Operative Agreements and the Transactions dated the Closing Date, in form and substance reasonably satisfactory to the Policy Provider, addressed to the Policy Provider (or accompanied by a letter from the counsel rendering such opinion to the effect that the Policy Provider is entitled to rely on such opinion as of its date as if it were addressed to the Policy Provider) and addressing such matters as the Policy Provider may reasonably request (including the opinion of counsel to Continental in respect to the bankruptcy remoteness of the Deposits), and the counsel providing each such opinion shall have been instructed by its client to deliver such opinion to the addressees thereof;

            (f) APPROVALS, ETC. The Policy Provider shall have received true and correct copies of all governmental approvals, licenses and consents, if any, required in connection with the Transactions;

            (g) NO LITIGATION, ETC. No suit, action or other proceeding, investigation or injunction, or final judgment relating thereto, shall be pending or threatened before any court, governmental or administrative agency or arbitrator in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with any of the Operative Agreements or the consummation of the Transactions;

            (h) LEGALITY. No statute, rule, regulation or order shall have been enacted, entered or deemed applicable by any government or governmental or administrative agency or court that would make the Transactions illegal or otherwise prevent the consummation thereof;

            (i) ISSUANCE OF RATINGS. The Policy Provider shall have received confirmation in writing that the risk insured by the Policies (without regard to the Policies) is rated no lower than "A" by S&P and "Baa2" by Moody's, the Class G Certificates, when issued, will be rated "AAA" by S&P and "Aaa" by Moody's and shall have received confirmation in writing from S&P of a capital charge acceptable to the Policy Provider as set forth in the financing proposal letter, dated January 16, 2002, between the Policy Provider and Continental;

            (j) SATISFACTORY DOCUMENTATION. The Policy Provider and its counsel shall have reasonably determined that all documents, certificates and opinions to be delivered in connection with the Certificates conform to the terms of the related Trust Agreement, the Offering Document, this Insurance Agreement and the Intercreditor Agreement;

            (k) FILINGS. The Policy Provider shall have received evidence that there shall have been made and shall be in full force and effect, all filings, recordings and registrations, and there shall have been given or taken any notice or similar action as is necessary in order to establish, perfect, protect and preserve the right, title and interest of the Policy Provider created by the Operative Agreements executed and delivered on or prior to the Closing Date;

            (l) CONDITIONS PRECEDENT. All conditions precedent to the issuance of the Certificates under the Trust Agreements shall have been satisfied, or waived with the consent of the Policy Provider. All conditions precedent to the effectiveness of the Liquidity Facilities shall have been satisfied or waived, and all conditions precedent to the purchases of the Certificates by the Underwriters under the Underwriting Agreement shall have been satisfied or waived by the Underwriters; and

            (m) EXPENSES. The Policy Provider shall have received payment in full of all amounts required to be paid by Continental to or for account of the Policy Provider on or prior to the Closing Date.

            SECTION 3.02 PAYMENT OF FEES AND PREMIUM.

            (a) LEGAL FEES. Promptly upon receipt of an invoice, Continental shall pay or cause to be paid to, or as directed by, the Policy Provider, legal fees, disbursements and charges incurred by the Policy Provider in connection with the issuance of the Policies and this Insurance Agreement in accordance with the Policy Fee Letters. Any additional reasonable fees of the Policy Provider's counsel or auditors payable in respect of any amendment or supplement to the Offering Document requested by Continental and incurred after the Closing Date shall be paid by Continental promptly following receipt of documentation thereof (but in no event later than thirty days following the receipt of such documentation).

            (b) RATING AGENCY FEES. Continental shall promptly pay the initial fees of S&P and Moody's with respect to rating the Certificates and the Transactions following receipt of a statement with respect thereto. All periodic and subsequent fees of S&P or Moody's with respect to, and directly allocable to, the Certificates shall be for the account of, and shall be billed to, Continental. The fees for any other rating agency shall be paid by the party requesting such other agency's rating unless such other agency is a substitute for S&P or Moody's in the event that S&P or Moody's is no longer rating the Certificates, in which case the fees for such agency shall be paid by Continental.

            (c) CONSULTING FEES. Continental shall pay as directed by the Policy Provider on the Closing Date the cost of consulting services in respect of valuating the Aircraft performed by Morten Beyer and Agnew, Inc. for the Policy Provider, not to exceed $1,500 in total.

            (d) PREMIUM.

            (i) In consideration of the issuance by the Policy Provider of the Policies, Continental shall pay or cause to be paid to the Policy Provider, the Premium, PROVIDED that such requirement shall not be duplicative of any payments in respect of Premiums made in accordance with
      Section 6(c) of the Note Purchase Agreement and the provisions of each Indenture. Continental shall also pay any additional amounts, as and when due, to be paid by it under the Policy Fee Letters.

            (ii) No portion of the Premium paid shall be refundable, without regard to whether the Policy Provider makes any payment under the Policies or any other circumstances relating to the Class G Certificates or provision being made for payment of the Class G Certificates prior to maturity.

            SECTION 3.03 REIMBURSEMENT OBLIGATION.

            (a) As and when due in accordance with and from the funds specified in Sections 2.4(b), 3.2 and 3.3 of the Intercreditor Agreement, the Policy Provider shall be entitled to reimbursement for any payment made by the Policy Provider under the Policies to the Subordination Agent or to the Primary Liquidity Provider under Sections 2.6(c) or 3.7(c) of the Intercreditor Agreement, which reimbursement shall be due and payable on the date provided in such Sections, in an amount equal to the amount to be so paid and all amounts previously paid that remain unreimbursed. In addition, to the extent that any such payment by the Policy Provider shall have been made as a result of a default by a Primary Liquidity Provider in its obligation to make an Advance, as provided in the Intercreditor Agreement, the Policy Provider shall be entitled to the payment of interest on such amounts to the extent, at the time and in the priority specified in Sections 2.4(b), 3.2 and 3.3 of the Intercreditor Agreement.

            (b) Upon the occurrence and during the continuance of a Direct Payment Event, Continental agrees to reimburse the Policy Provider immediately, upon demand, to the extent of any payment made under the Policies or to the Subordination Agent or to the Primary Liquidity Provider under Sections 2.6(c) or 3.7(c) of the Intercreditor Agreement, less any amount in respect of such payment paid to and received by the Policy Provider pursuant to the Operative Agreements. Notwithstanding the foregoing, Continental shall not be required to make any payment to the Policy Provider under this Section 3.03(b)(i) that has already been received by the Policy Provider pursuant to the Intercreditor Agreement or (ii) in the case of a Direct Payment Event referred to in clause
(A) of the next sentence, unless Continental has, upon making the payment to the Policy Provider under this Section 3.03(b), been released and discharged from its obligation to pay the amount under the Series G-1 and Series G-2 Equipment Notes and the Indentures that corresponds to the amount for which reimbursement is demanded under this Section 3.03(b). "Direct Payment Event" shall be deemed to occur (A) when the following conditions have been simultaneously satisfied:
(i) an Event of Default has occurred under an Indenture and the Series G-1 Equipment Notes or Series G-2 Equipment Notes under such Indenture have not been sold in connection with the exercise of remedies thereunder or under the Intercreditor Agreement; and (ii) the Policy Provider has made a payment under the Policies to the Subordination Agent or to the Primary Liquidity Provider under Sections 2.6(c) or 3.7(c) of the Intercreditor Agreement with respect to or caused by the occurrence of an Event of Default under such Indenture or (B) if, after all Equipment Notes have been paid in full or, to the extent not so paid, such Equipment Notes have been sold or the Collateral securing such Equipment Notes has been sold, and such payments and the proceeds of all such sales have been distributed pursuant to the Intercreditor Agreement, and the Policy Provider has not received reimbursement of all payments made by it under the Policies to the Subordination Agent and the Primary Liquidity Provider under Sections 2.6(c) or 3.7(c) of the Intercreditor Agreement.

            (c) Continental agrees to pay to the Policy Provider any and all charges, fees, costs and expenses that the Policy Provider may reasonably pay or incur, including reasonable attorneys' and accountants' fees and expenses (without duplication of amounts paid to the Policy Provider in respect of the Operative Agreements), in connection with (i) the preservation (in connection with the occurrence of an Event of Default under any Indenture), enforcement or defense of any rights in respect of this Insurance Agreement, including defending, monitoring or participating in any litigation or proceeding and (ii) any amendment, waiver or other action requested by Continental with respect to, or related to, any Operative Agreements or to any form document attached to any Operative Agreement as an exhibit, schedule or annex thereto, whether or not executed or completed. Provided that three Business Days' written notice of the intended payment or incurrence shall have been given to Continental by the Policy Provider, such reimbursement shall be due on the dates on which such charges, fees, costs or expenses are paid or incurred by the Policy Provider.

            (d) The Policy Provider agrees that with respect to any amendment to a Policy that would increase the reimbursement obligations to the Policy Provider hereunder above the level set at the Closing Date ("Increased Obligation Amounts"), reimbursement to the Policy Provider for such Increased Obligation Amounts shall not be required, unless Continental shall have consented to such amendment.

            SECTION 3.04 INDEMNIFICATION.

            (a) Continental agrees (i) that the Policy Provider is hereby entitled to the full benefit of the General Indemnity and the General Tax Indemnity contained in the form of Participation Agreement attached to the Note Purchase Agreement as if such provisions were set forth in full herein, the Policy Provider were an Indemnitee thereunder and the Operative Agreements referred to therein include this Insurance Agreement and the Note Purchase Agreement and (ii) that it shall name the Policy Provider as an Indemnitee in each Participation Agreement; PROVIDED, HOWEVER, any exclusion contained in any Participation Agreement or form thereof related to any representation or warranty by any Indemnitee other than the Policy Provider, the failure by any Indemnitee other than the Policy Provider to perform or observe any agreement, covenant or condition in any of the Operative Agreements, the acts or omissions involving the willful misconduct or gross negligence of any Indemnitee other than the Policy Provider shall not apply to the indemnification obligations of Continental to the Policy Provider. In seeking any indemnity under the Participation Agreement, the Policy Provider agrees to comply with all obligations of an Indemnitee thereunder.

            (b) Notwithstanding any provisions to the contrary, Continental and the Policy Provider agree that, as between them, Section 8.1.4 of each Participation Agreement shall read as follows: "If a claim for any Expense that an Indemnitee shall be indemnified against under this Section 8.1 is made, such Indemnitee shall give prompt written notice thereof to Owner. Notwithstanding the foregoing, the failure of any Indemnitee to notify Owner as provided in this
Section 8.1.4, or in Section 8.1.5, shall not release Owner from any of its obligations to indemnify such Indemnitee hereunder, except to the extent that such failure materially impairs Owner's ability to contest such claim. If such failure results in an additional Expense to Owner, Owner shall not be responsible for such additional expense."

            SECTION 3.05 PROCEDURE FOR PAYMENT OF FEES AND PREMIUMS. All payments to be made to the Policy Provider under this Insurance Agreement shall be made to the Policy Provider in lawful currency of the United States of America in immediately available funds on the date when due to such account as the Policy Provider shall direct by written notice given at least one Business Day prior to such date to Continental. In the event that the date of any payment to the Policy Provider or the expiration of any time period hereunder occurs on a day that is not a Business Day, then such payment shall be made, or such expiration of time period shall occur, on the next succeeding Business Day with the same force and effect as if such payment was made or time period expired on the scheduled date of payment or expiration date, as applicable.

            SECTION 3.06 LATE PAYMENTS. If Continental fails to pay the Premium or any other amounts owing to the Policy Provider under this Insurance Agreement or the Policy Fee Letters when due, interest on such amount shall be assessed against, and due and payable by, Continental at the Late Payment Rate from the date such amount was due until the date such amount is paid.

                                   ARTICLE IV

                               FURTHER AGREEMENTS

            SECTION 4.01 EFFECTIVE DATE; TERM OF THE INSURANCE AGREEMENT. This Insurance Agreement shall take effect on the Closing Date and shall remain in effect until the later of (a) such time as the Policy Provider is no longer subject to a claim under the Policies and the Policies shall have been surrendered to the Policy Provider for cancellation and (b) all amounts payable to the Policy Provider by Continental or the Subordination Agent hereunder or from any other source hereunder or under the Operative Agreements and all amounts payable under the Class G Certificates have been paid in full; provided, however, that the provisions of Sections 3.04, 3.05, 3.06, 3.07 and 3.08, hereof shall survive any termination of this Insurance Agreement.

            SECTION 4.02 FURTHER ASSURANCES AND CORRECTIVE INSTRUMENTS.

            (a) Neither Continental nor the Subordination Agent shall grant any waiver of rights or agree to any amendment or modification to any of the Operative Agreements to which either of them is a party, which waiver, amendment, or modification would have an adverse effect on the rights or remedies of the Policy Provider without the prior written consent of the Policy Provider so long as the Policy Provider shall be the Controlling Party and any such waiver without prior written consent of the Policy Provider shall be null and void and of no force or effect.

            (b) To the extent permitted by law, each of Continental and the Subordination Agent agrees that it will, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such supplements hereto and such further instruments as the Policy Provider may reasonably request and as may be required to effectuate the intention of or facilitate the performance of this Insurance Agreement.

            SECTION 4.03 OBLIGATIONS ABSOLUTE.

            (a) So long as no Policy Provider Default shall have occurred and be continuing, the obligations of Continental hereunder shall be absolute and unconditional and shall be paid or performed strictly in accordance with this Insurance Agreement under all circumstances irrespective of:

            (i) any lack of validity or enforceability of, or any amendment or other modifications of, or waiver, with respect to any of the Operative Agreements (other than the Policies) or the Certificates;

            (ii) any exchange or release of any other obligations hereunder;

            (iii) the existence of any claim, setoff, defense, reduction, abatement or other right that Continental may have at any time against the Policy Provider or any other Person;

            (iv) any document presented in connection with the Policies proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

            (v) any payment by the Policy Provider under the Policies against presentation of a certificate or other document that does not strictly comply with the terms of the Policies;

            (vi) any failure of Continental to receive the proceeds from the sale of the Certificates; and

            (vii) any other circumstances, other than payment in full, that might otherwise constitute a defense available to, or discharge of, Continental in respect of any Operative Agreements.

            (b) So long as no Policy Provider Default shall have occurred and be continuing and except as expressly provided herein or in any Operative Agreement, Continental renounces the right to assert as a defense to the performance of its obligations each of the following: (i) to the extent permitted by law, any and all redemption and exemption rights and the benefit of all valuation and appraisement privileges against the indebtedness and obligations evidenced by any Operative Agreements or by any extension or renewal thereof; (ii) presentment and demand for payment, notices of nonpayment and of dishonor, protest of dishonor and notice of protest; (iii) all notices in connection with the delivery and acceptance hereof and all other notices in connection with the performance, default or enforcement of any payment hereunder, except as required by the Operative Agreements; and (iv) all rights of abatement, diminution, postponement or deduction, and all rights of setoff or recoupment arising out of any breach under any of the Operative Agreements, by any party thereto or any beneficiary thereof, or out of any obligation at any time owing to Continental.

            (c) Continental (i) agrees that any consent, waiver or forbearance hereunder with respect to an event shall operate only for such event and not for any subsequent event; (ii) consents to any and all extensions of time that may be granted to Continental by the Policy Provider with respect to any payment hereunder or other provisions hereof; and (iii) consents to the addition of any and all other makers, endorsers, guarantors and other obligors for any payment hereunder, and to the acceptance of any and all other security for any payment hereunder, and agrees that the addition of any such obligors or security shall not affect the liability of Continental for any payment hereunder.

            (d) No failure by the Policy Provider to exercise, and no delay by the Policy Provider in exercising, any right hereunder shall operate as a waiver thereof. The exercise by the Policy Provider of any right hereunder shall not preclude the exercise of any other right, and the remedies provided herein to the Policy Provider are declared in every case to be cumulative and not exclusive of any remedies provided by law or equity.

            (e) Nothing herein shall be construed as prohibiting Continental from pursuing any rights or remedies it may have against any Person in a separate legal proceeding.

            SECTION 4.04 ASSIGNMENTS; REINSURANCE; THIRD-PARTY RIGHTS.

            (a) This Insurance Agreement shall be a continuing obligation of the parties hereto and shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Subordination Agent, except as provided in Section 8.1 of the Intercreditor Agreement, and Continental, except for any transaction expressly permitted by Section 5.02 of the Basic Agreement, may not assign their respective rights under this Insurance Agreement, or delegate any of their duties hereunder, without the prior written consent of the other parties hereto. Any assignments made in violation of this Insurance Agreement shall be null and void.

            (b) The Policy Provider shall have the right to grant participations in its rights under this Insurance Agreement and to enter into contracts of reinsurance with respect to the Policies upon such terms and conditions as the Policy Provider may in its discretion determine; PROVIDED, HOWEVER, that no such participation or reinsurance agreement or arrangement shall relieve the Policy Provider of any of its obligations hereunder or under the Policies or grant to any participant or reinsurer any rights hereunder or under any Operative Agreement or shall result in any increased liability to Continental.

            (c) Except as provided herein with respect to participants and reinsurers, nothing in this Insurance Agreement shall confer any right, remedy or claim, express or implied, upon any Person, including, particularly, any Holder, other than upon the Policy Provider against Continental, or upon Continental against the Policy Provider (either directly or as the Controlling Party), and all the terms, covenants, conditions, promises and agreements contained herein shall be for the sole and exclusive benefit of the parties hereto and their successors and permitted assigns. None of the Subordination Agent, the Primary Liquidity Provider, the Above-Cap Liquidity Provider, the Trustee or any Holder shall have any right to payment from the Premium paid or payable hereunder or from any amounts paid by Continental pursuant to Section 3.02, 3.03, 3.04, 3.05 or 3.06 hereof.

            SECTION 4.05 LIABILITY OF THE POLICY PROVIDER. Neither the Policy Provider nor any of its officers, directors or employees shall be liable or responsible for: (a) the use that may be made of the Policies by the Subordination Agent or for any acts or omissions of the Subordination Agent in connection therewith; or (b) the validity, sufficiency, accuracy or genuineness of documents delivered to the Policy Provider in connection with any claim under the Policies, or of any signatures thereon, even if such documents or signatures should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged (unless the Policy Provider shall have actual knowledge thereof). In furtherance and not in limitation of the foregoing, the Policy Provider may accept documents that appear on their face to be in order, without responsibility for further investigation.

                                    ARTICLE V

                                  MISCELLANEOUS

            SECTION 5.01 AMENDMENTS, ETC. This Insurance Agreement may be amended, modified, supplemented or terminated only by written instrument or written instruments signed by the parties hereto; PROVIDED that if such amendment, modification, supplement or termination would have a material adverse affect on the interests of the Subordination Agent, a Pass Through Trustee or any Certificateholder, Ratings Confirmation shall also be obtained prior to such amendment, modification, supplement or termination being effective. Continental agrees to provide a copy of any amendment to this Insurance Agreement promptly to the Subordination Agent and the Rating Agencies. No act or course of dealing shall be deemed to constitute an amendment, modification, supplement or termination hereof.

            SECTION 5.02 NOTICES. All demands, notices and other communications to be given hereunder shall be in writing (except as otherwise specifically provided herein) and shall be mailed by registered mail or personally delivered and telecopied to the recipient as follows:

            (a) To the Policy Provider:

                  Ambac Assurance Corporation
                  One State Street Plaza
                  New York, New York 10004
                  Attention: Surveillance Department
                  Facsimile: (212) 363-1459
                  Confirmation: (212) 668-0340

            In each case in which notice or other communication to the Policy Provider refers to an event of default under any Operative Agreement, a claim on the Policies or with respect to which failure on the part of the Policy Provider to respond shall be deemed to constitute consent or acceptance, then a copy of such notice or other communication should also be sent to the attention of the general counsel of each of the Policy Provider at its address set forth above (if by facsimile to (212) 208-3566) and Continental at its address set forth below and, in all cases, both any original and all copies shall be marked to indicate "URGENT MATERIAL ENCLOSED.")

            (b) To Continental:

                  Continental Airlines Inc.
                  1600 Smith Street HQSFN
                  Houston, Texas  77002
                  Attention:  Treasurer
                  Facsimile:  713-324-2447
                  Confirmation:  713-324-2544

            (c) To the Subordination Agent:

                  Wilmington Trust Company
                  Rodney Square North
                  1100 North Market Street
                  Wilmington, DE  19890-0001
                  Attention:  Corporate Trust Administration
                  Facsimile:  302-651-8882

      A party may specify an additional or different address or addresses by writing mailed or delivered to the other parties as aforesaid. All such notices and other communications shall be effective upon receipt unless received after business hours on any day, in which case on the opening of business on the next Business Day.

            SECTION 5.03 SEVERABILITY. In the event that any provision of this Insurance Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, the parties hereto agree that such holding shall not invalidate or render unenforceable any other provision hereof. The parties hereto further agree that the holding by any court of competent jurisdiction that any remedy pursued by any party hereto is unavailable or unenforceable shall not affect in any way the ability of such party to pursue any other remedy available to it.

            SECTION 5.04 GOVERNING LAW. This Insurance Agreement shall be governed by and construed in accordance with the laws of the State of New York, including all matters of construction, validity and performance. This Insurance Agreement is being delivered in New York.

            SECTION 5.05 CONSENT TO JURISDICTION.

            (a) The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and any court of appropriate jurisdiction in the State of New York located in the City and County of New York, and any appellate court from any thereof, in any action, suit or proceeding brought against it or in connection with any of the Operative Agreements or the Transactions or for recognition or enforcement of any judgment, and the parties hereto hereby irrevocably and unconditionally agree that all claims in respect of any such action or proceeding may be heard or determined in such New York state court or, to the extent permitted by law, in such federal court. The parties hereto agree that a final unappealable judgment in any such action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. To the extent permitted by applicable law, the parties hereto hereby waive and agree not to assert by way of motion, as a defense or otherwise in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that the related documents or the subject matter thereof may not be litigated in or by such courts.

            (b) To the extent permitted by applicable law, the parties hereto shall not seek and hereby waive the right to any review of the judgment of any such court by any court of any other nation or jurisdiction which may be called upon to grant an enforcement of such judgment.

            (c) Service on any party may be made by delivering, by U.S. registered mail, messenger or courier service, copies of the summons and complaint and other process which may be served in any suit, action or proceeding to such party addressed to its street address shown in Section 5.02(b), Attention: General Counsel, and such service shall be effective service of process for any litigation brought against such party in any court. Such address may be changed by such party by written notice to the other parties hereto.

            (d) Nothing contained in this Insurance Agreement shall limit or affect any party's right to serve process in any other manner permitted by law or to start legal proceedings relating to any of the Operative Agreements against any other party or its properties in the courts of any jurisdiction.

            SECTION 5.06 CONSENT OF POLICY PROVIDER. In the event that the consent of the Policy Provider is required under any Operative Agreement, the determination whether to grant or withhold such consent shall be made by the Policy Provider in its sole discretion without any implied duty towards any other Person, except as otherwise expressly provided therein.

            SECTION 5.07 COUNTERPARTS. This Insurance Agreement may be executed in counterparts by the parties hereto, and all such counterparts shall constitute one and the same instrument.

            SECTION 5.08 HEADINGS. The headings of Articles and Sections and the Table of Contents contained in this Insurance Agreement are provided for convenience only. They form no part of this Insurance Agreement and shall not affect its construction or interpretation.

            SECTION 5.09 TRIAL BY JURY WAIVED. Each party hereby waives, to the fullest extent permitted by law, any right to a trial by jury in respect of any litigation arising directly or indirectly out of, under or in connection with this Insurance Agreement. Each party hereto (A) certifies that no representative, agent or attorney of any party hereto has represented, expressly or otherwise, that it would not, in the event of litigation, seek to enforce the foregoing waiver and (B) acknowledges that it has been induced to enter into the Operative Agreements to which it is a party by, among other things, this waiver.

            SECTION 5.10 LIMITED LIABILITY. No recourse under any Operative Agreement or the Policies shall be had against, and no personal liability shall attach to, any officer, employee, director, affiliate or shareholder of any party hereto, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise in respect of any of the Operative Agreements, the Certificates or the Policies, it being expressly agreed and understood that each Operative Agreement is solely an obligation of each party hereto, and that any and all personal liability, either at common law or in equity, or by statute or constitution, of every such officer, employee, director, affiliate or shareholder for breaches of any party hereto of any obligations under any Operative Agreement is hereby expressly waived as a condition of and in consideration for the execution and delivery of this Insurance Agreement.

            SECTION 5.11 ENTIRE AGREEMENT. This Insurance Agreement, the Policies, the Policy Fee Letters and the other Operative Agreements set forth the entire agreement between the parties with respect to the subject matter hereof and thereof, and supersede and replace any agreement or understanding that may have existed between the parties prior to the date hereof in respect of such subject matter. This Insurance Agreement and the Policies are separate and independent agreements and nothing herein shall be construed to vary or otherwise modify any terms of the Policies. No breach by any party hereto of any representation, warranty, covenant, agreement or undertaking contained herein shall in any way affect the obligations of the Policy Provider under the Policies.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, the parties hereto have executed this Insurance Agreement, all as of the day and year first above mentioned.

                                      AMBAC ASSURANCE CORPORATION,
                                       as Policy Provider



                                      By:
                                         ---------------------------------------
                                         Name:
                                         Title:



                                      WILMINGTON TRUST COMPANY,
                                       not in its individual capacity but solely as Subordination Agent



                                      By:
                                         ---------------------------------------
                                         Name:
                                         Title:



                                      CONTINENTAL AIRLINES, INC.



                                      By:
                                         ---------------------------------------
                                         Name:
                                         Title:

                                   SCHEDULE I


1.    Section 9.1(c) of the Intercreditor Agreement

2.    Section 9.1(d) of the Intercreditor Agreement.

3.    The definition of "Secured Obligations" in Annex A to the Indenture.

4.    The definition of "Related Secured Obligations" in Annex A to the
      Indenture.

5. The Granting Clause of the Indenture (except to the insert model and identification information with respect to the Aircraft and Engines).

6.    Article 3 of the Indenture.

7.    Section 1(d) of the Note Purchase Agreement.


8.    Clause (vi) of Section 4(a) of the Note Purchase Agreement.


9.    The Class I Certificates, if redeemed, can not be reissued.

10. The Capped Interest Rate (as defined in the Revolving Credit Agreement) shall not exceed, during each of the periods set forth below, the Capped Interest Rate set forth opposite each such period:

                   PERIOD                     CAPPED INTEREST RATE
      ------------------------------------------------------------
      Initial Date - August 14, 2002                 8.05%
      August 15, 2002 - February 14, 2003            8.15%
      February 15, 2003 - August 14, 2003            8.25%
      August 15, 2003 - February 14, 2004            8.35%
      February 15, 2004 - August 14, 2004            8.55%
      August 15, 2004 - February 14, 2005            8.75%
      February 15, 2005 - August 14, 2005            9.05%
      August 15, 2005 - February 14, 2006            9.35%
      February 15, 2006 - August 14, 2006            9.75%
      August 15, 2006 - February 14, 2007            10.15%
      February 15, 2007 - August 14, 2007            10.65%
      August 15, 2007 - February 14, 2008            11.15%
      February 15, 2008 - August 14, 2008            11.65%
      August 15, 2008 - February 14, 2009            12.15%
      February 15, 2009 - August 14, 2009            12.75%
      August 15, 2009 - February 14, 2010            13.35%
      February 15, 2010 - August 14, 2010            14.05%
      August 15, 2010 - February 14, 2011            14.75%
      February 15, 2011 - August 14, 2011            15.55%
      August 15, 2011 - February 14, 2012            16.35%
      February 15, 2012 - August 14, 2012            17.25%

11. The maximum amount of Series G Equipment Notes (including both Series G-1 Equipment Notes and Series G-2 Equipment Notes) shall not exceed, on a per aircraft basis and on an aggregate basis, on each Semi-Annual Distribution Date set forth below, the US Dollar amounts set forth opposite each such Semi-Annual Distribution Date:


                     B757-300        B767-400ER      B777-200ER      AGGREGATE
                                                                     (ALL SEVEN
                                                                      AIRCRAFT)
                      MAXIMUM         MAXIMUM         MAXIMUM         MAXIMUM
SEMI-ANNUAL          G-1 + G-2       G-1 + G-2       G-1 + G-2       G-1 + G-2
DISTRIBUTION DATE     BALANCE         BALANCE         BALANCE         BALANCE
--------------------------------------------------------------------------------
Initial Date         32,360,310      49,025,984      68,341,444      329,166,000
August 15, 2002      32,360,310      49,025,984      68,341,444      329,166,000
February 15, 2003    31,369,640      47,525,116      66,249,256      319,089,000
August 15, 2003      30,755,989      46,595,433      64,953,290      312,847,000
February 15, 2004    30,080,206      45,571,619      63,526,112      305,973,000
August 15, 2004      29,184,995      44,215,371      61,635,526      296,867,000
February 15, 2005    28,529,267      43,221,942      60,250,698      290,197,000
August 15, 2005      27,647,328      41,885,801      58,388,140      281,226,000
February 15, 2006    27,011,656      40,922,755      57,045,668      274,760,000
August 15, 2006      26,143,185      39,607,019      55,211,554      265,926,000
February 15, 2007    25,527,568      38,674,356      53,911,440      259,664,000
August 15, 2007      24,672,468      37,378,876      52,105,560      250,966,000
February 15, 2008    24,076,807      36,476,449      50,847,590      244,907,000
August 15, 2008      23,235,077      35,201,225      49,069,946      236,345,000
February 15, 2009    22,659,472      34,329,181      47,854,332      230,490,000
August 15, 2009      21,831,112      33,074,212      46,104,928      222,064,000
February 15, 2010    21,275,562      32,232,553      44,931,664      216,413,000
August 15, 2010      20,460,572      30,997,840      43,210,496      208,123,000
February 15, 2011    19,925,078      30,186,564      42,079,588      202,676,000
August 15, 2011      19,123,458      28,972,107      40,386,656      194,522,000
February 15, 2012         -              -                -              -